Exhibit 5.1

             [Letterhead of McGuire Woods Battle & Boothe, LLP]

                                  June 26, 1997

James River Corporation of Virginia
120 Tredegar Street
Richmond, VA 23219

Ladies and Gentlemen:

         We have acted as counsel to James River Corporation of Virginia, a Virginia corporation ("James River"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the proposed merger (the "Merger") of James River Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of James River ("Merger Sub"), with and into Fort Howard Corporation, a Delaware Corporation ("Fort Howard"), and the conversion in the Merger of each share of the common stock of Fort Howard into the right to receive 1.375 shares of the common stock of James River, par value $.10 per share (all such shares, the "James River Shares"), including the corresponding percentage of a right to purchase one 1/1000th of a share of James River
Series M Cumulative Participating Preferred Stock (the "James River Rights") pursuant to the Amended and Restated Rights Agreement, dated as of May 12, 1992, as amended (the "Rights Agreement"), between James River and NationsBank of Virginia, N.A., as Rights Agent.

         In connection with this opinion, we have examined the Registration Statement, the Articles of Incorporation and Bylaws of James River and such corporate records of James River and other materials as we have deemed necessary for the issuance of this opinion.

         Based upon the foregoing, we are of the opinion that:

         1. James River is a corporation duly organized and is validly existing under the laws of the Commonwealth of Virginia.

         2. Upon the amendment of the Articles of Incorporation of James River to authorize a sufficient number of shares of the common stock of James River, upon the issuance of the James River Shares in connection with the Merger having been approved by the shareholders of James River, and upon the Merger becoming effective pursuant to the Delaware General Corporation Law, all as described in the Registration Statement and any amendments thereto, the James River Shares will have been duly authorized and, when

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June 26, 1997
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issued in the manner described in the Registration Statement and any amendments thereto, will be validly issued, fully paid, and non-assessable and will entitle the holders thereof to James River Rights as provided in the Rights Agreement.

         We re-affirm our opinion regarding the James River Rights given to James River's Board of Directors as confirmed in our letter of February 9, 1989, a copy of which was attached as part of Exhibit 5 to James River's registration statement (No. 33-56657) on Form S-8 filed with the Commission on November 30, 1994, except that the discussion therein of the effect of Section 13.1-638 of the Virginia Stock Corporation Act, as amended (the "VSCA") on certain transfer restrictions relating to the James River Rights was rendered unnecessary by an amendment to the VSCA effective July 1, 1990.

         We hereby consent (i) to the filing of this opinion with the Commission as an exhibit to the Registration Statement and (ii) to the statement made in reference to our firm under the caption "Legal Matters" in the Prospectus which is made a part of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under
Section 7 of the 1933 Act.

                                                   Very truly yours,

                                                   /s/ McGuire, Woods, Battle &
                                                       Boothe, L.L.P.